UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 27, 2007

FOAMEX INTERNATIONAL INC.

(Exact name of registrant as specified in charter)

Delaware	0-22624	05-0473908

(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

1000 Columbia Avenue
Linwood, Pennsylvania 19061

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:	(610) 859-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Gregory J. Christian as President

Foamex International Inc. announced on August 27, 2007, that Mr. Gregory J. Christian will resign from his position as the President of Foamex International Inc., effective September 1, 2007.

Separation and Consulting Agreement with Mr. Christian

In connection with his departure, Mr. Christian has entered into a separation and consulting agreement with Foamex International Inc. and its primary operating subsidiary Foamex L.P. (collectively, the “Company”), dated as of August 27, 2007. This separation and consulting agreement supersedes the employment agreement between the Company and Mr. Christian, entered into on February 12, 2007, except as specifically provided in the separation and consulting agreement.

The separation and consulting agreement provides that all titles, positions and appointments Mr. Christian held with the Company, including as a member of the Board of Directors of Foamex International Inc. (the “Board”), shall cease as of September 1, 2007. Commencing after Mr. Christian’s resignation, the Company will pay Mr. Christian a cash payment of $1,600,000, payable in 52 equal bi-weekly installments and will allow Mr. Christian to continue to participate in the Company’s medical and dental plans through September 1, 2009, at the same cost to Mr. Christian in effect prior to his resignation. Mr. Christian will also receive a lump sum cash payment of $200,000, reflecting a pro-rata target annual bonus for 2007, payable at such time as annual bonuses are generally paid to other senior executives of the Company. In addition, on or about February 12, 2008, Mr. Christian will receive the final distribution in the amount of $93,750.00 pursuant to the terms of the Key Employee Retention Plan and such amount shall be payable in cash. The Company will reimburse Mr. Christian for certain outplacement services and legal fees incurred in connection with his resignation, in each case, up to $10,000.

The following options to purchase common stock of Foamex International Inc. (“Common Stock”) will accelerate and become fully vested and exercisable as of September 1, 2007: (1) 3,898 options that were granted to Mr. Christian in 2007 and that would have vested as of September 1, 2008 had Mr. Christian’s employment not terminated, and (2) the options to purchase 8,333 shares of Common Stock that were granted to Mr. Christian on April 15, 2005. These options will remain exercisable until March 30, 2008 and December 31, 2008, respectively. All shares of restricted Common Stock granted to Mr. Christian during 2007 will be forfeited as of September 1, 2007. Any other outstanding equity awards held by Mr. Christian will be treated in accordance with the terms of the applicable plans and award agreements governing such awards.

Mr. Christian will also continue to be afforded the full benefit of his right, provided in his employment agreement, to receive a “gross-up” payment to the extent that any “golden parachute” excise taxes apply to any payments he receives from the Company.

As a condition to receiving the cash payments and other benefits described above, Mr. Christian has executed a release of certain claims against the Company and its shareholders, directors, officers, employees, agents, attorneys, affiliates, parents, predecessors, successors and assigns. Mr. Christian will receive the cash payments and other benefits so long as he does not revoke the release by September 8, 2007. Mr. Christian has also agreed not to disclose any confidential information of the Company and, for the two-year period following his resignation, not to compete with the Company, solicit the Company’s employees, suppliers or customers or divert any person or entity from doing business with the Company.

Commencing on September 1, 2007 and for a period of two years thereafter, the Company will retain Mr. Christian to serve as a consultant to the Company subject to certain limitations on the obligations of both parties. The Company will pay Mr. Christian a consulting fee of $1,500, per day and will reimburse Mr. Christian for all reasonable travel and out-of-pocket expenses incurred in performing his consulting services.

The foregoing summary of Mr. Christian’s separation and consulting agreement is qualified in its entirety by reference to the full text of the separation and consulting agreement, which will be filed as an exhibit with the SEC within the applicable deadlines. Interested parties should read the document in its entirety.

Appointment of James B. Gamache as Executive Vice President, Sales and Supply Chain

On August 22, 2007, Mr. James B. Gamache commenced employment with the Company, assuming the position of Executive Vice President, Sales and Supply Chain.

In January 2007, Mr. Gamache was promoted to Senior Vice President of Sales and Marketing for YRC Regional Transportation, one of the largest transportation service providers in the world. Previously, he held the position of Senior Vice President of Sales of YRC Regional Transportation. From 2003 to 2005, he was Vice President of Special Services for Roadway Express, Inc. Mr. Gamache served as Director of Roadway Air from 2002 to 2003. Prior to 2002, he was the Vice President of Sales, Western Division, of Roadway Express, Inc. Mr. Gamache is 52 years old. Mr. Gamache has been a member of the Board of Directors of Thermadyne Holdings Corporation (“Thermadyne”) since May 2003. He is chairman of the Thermadyne Board’s compensation committee and serves on its audit and nominating and corporate governance committees.

Employment Agreement with Mr. Gamache – Equity Award Grant

Mr. Gamache has entered into an employment agreement with the Company, dated August 22, 2007. Under the employment agreement, Mr. Gamache commenced in his position of Executive Vice President, Sales and Supply Chain on August 22, 2007. The initial term of

Mr. Gamache’s employment commenced on August 22, 2007 and will continue (unless earlier terminated as provided in the employment agreement) through August 22, 2009, subject to automatic one-year extensions, unless either party gives prior written notice of the decision not to extend the employment term at least 45 days in advance of the expiration date then in effect. Mr. Gamache is entitled to receive an annual base salary of $395,000 during his term of employment, subject to increase by the Company. In addition, he is entitled to earn bonus awards in accordance with Company incentive programs, with a target bonus opportunity of 55% of his annual base salary.

Pursuant to the employment agreement, Mr. Gamache was granted an option to purchase 12,472 shares of Common Stock, at an exercise price per share of $7.00 per share (equal to the closing price and fair market value of one share of Common Stock on the first day of employment). In addition, Mr. Gamache was granted 8,327 shares of restricted Common Stock. Mr. Gamache is also entitled to participate in other Company plans available to senior executives. The Company will provide Mr. Gamache a car allowance of $1,200 per month.

If Mr. Gamache’s employment is terminated before August 22, 2009, by the Company for reasons other than “Cause” or “Disability” (each as defined in the employment agreement) or death, or by Mr. Gamache for “Good Reason” (as defined in the employment agreement), he will, subject to his execution of a general release of claims against the Company, receive (1) a cash payment, equal to two times the sum of his base salary plus his target bonus, (2) payment of a pro-rated bonus in cash for the year of termination, (3) accelerated vesting of the portion of equity awards that will be made to Mr. Gamache in 2007 and that would have vested during the one year period following the date of termination, which awards will remain exercisable until the earlier of the six month anniversary of the date his employment terminates and the remainder of their original terms and (4) continued participation in the Company’s medical and dental plans for 24 months following termination.

In the event Mr. Gamache’s employment is terminated on or after August 22, 2009 by the Company for reasons other than Cause or Disability or death, or by Mr. Gamache for Good Reason, he will, subject to his execution of a general release of claims against the Company, receive the payments and benefits described in the preceding paragraph; however, the cash payment described in clause (1) of the preceding paragraph shall only equal the sum of his base salary plus his target bonus and he shall continue to participate in the Company’s medical and dental plans for 12 months following termination, rather than 24 months described in clause (4) of the preceding paragraph.

In the event Mr. Gamache’s employment is terminated on account of death or Disability, Mr. Gamache or, if applicable, his estate is entitled to (1) payment of a pro-rated bonus in cash for the year of termination and (2) continued participation under the Company’s medical and dental plans for 12 months after termination and (3) accelerated vesting of the portion of equity awards that will be made to Mr. Gamache in 2007 and that would have vested during the one year period following the date of termination, which awards will remain exercisable until the earlier of the one year following the date his employment terminates and the remainder of their original terms.

Upon the occurrence of a “Change in Control” (as defined in the employment agreement), all outstanding equity and long-term incentive awards held by Mr. Gamache will immediately vest in a manner that enables Mr. Gamache to participate in the Change in Control transaction. In addition, Mr. Gamache is entitled to receive a tax gross-up payment with respect to any change of control payments that would be subject to “golden parachute” excise taxes imposed by Section 4999 of the Internal Revenue Code and any similar tax imposed by another U.S. jurisdiction.

Under the employment agreement, the Company has also agreed to indemnify Mr. Gamache for actions in his Company capacities to the fullest extent permitted by applicable law, and Mr. Gamache has agreed to certain non-competition, non-solicitation and confidentiality covenants.

The foregoing summary of Mr. Gamache’s employment agreement is qualified in its entirety by reference to the full text of the employment agreement, which will be filed as an exhibit with the SEC within the applicable deadlines. Interested parties should read the document in its entirety

ITEM 8.01 – Other Events.

On August 27, 2007, Foamex International Inc. issued a press release announcing certain organizational changes, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein in its entirety by reference.

Item 9.01 – Financial Statements and Exhibits.

(c)	Exhibits

99.1	Press Release, dated August 27, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 28, 2007

FOAMEX INTERNATIONAL INC.

By:	/s/ John G. Johnson, Jr.
Name:	John G. Johnson, Jr.
Title:	Chief Executive Officer

EXHIBITS

99.1	Press Release, dated August 27, 2007.